EXHIBIT 99.1

Contacts:
Stoney M. (Mit) Stubbs, Jr., CEO
John T. Hickerson, Sr. VP and CMO
Ronald J. Knutson, Sr. VP and CFO
Email: ir@ffex.net
214-630-8090

                                                                Frozen Food Express Industries, Inc.
                                                                   Announces New Board Member

Dallas, Texas – February 27th, 2009 – Frozen Food Express Industries, Inc. (Nasdaq/GSM: FFEX) announced that John T. Hickerson has been appointed to the Company’s Board of Directors.  Mr. Hickerson was also appointed as a corporate officer to serve as Senior Vice President and Chief Marketing Officer of the Company.  Both of these appointments are effective immediately.  Mr. Hickerson had previously been serving in the capacity of Senior VP and CMO of FFE Transportation Services as well as President of FFE Logistics, Inc., a position he will continue to fill.

“John was a key part of our turnaround results in 2008, and we are glad to have him involved at even a higher level within our organization”, said Mit Stubbs, Chairman and CEO of FFE.

About FFEX

Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods, including food products, health care supplies and confectionery items. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The company is the only one serving this market that is full-service, providing truckload, less-than-truckload and dedicated fleet transportation of refrigerated and temperature-controlled products. Its refrigerated less-than-truckload operation is the largest on the North American continent. The Company also provides truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the Company's web site, http://www.ffex.net. To join our email alert list, please click on the following link: http://www.ffex.net/irpass.asp?BzID=1065&to=ea&s=0

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